Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the Effective Date specified below (this “Agreement”) by and between Janus Capital Group Inc., a Delaware corporation (the “Company”), and Gary D. Black (the “Executive”).

Recitals

1.             Executive has been employed by the Company pursuant to an Employment Agreement effective as of April 28, 2004 (the “Original Agreement”).

2.             Executive has been duly appointed to serve, effective as of January 1, 2006, as the Company’s Chief Executive Officer (“CEO”), while retaining his previous title and duties as Chief Investment Officer.

3.             In connection with Executive’s assumption of the position and duties of the Company’s CEO, Executive and the Company wish to amend and restate the Original Agreement in its entirety.

Agreement

Executive and the Company agree as follows.

1.             Effective Date.  The “Effective Date” shall mean September 25, 2006.  As of the Effective Date, the Original Agreement shall be deemed superseded by this Agreement, and shall thereafter be of no further force or effect; provided however, any existing long term incentive award and deferred compensation agreements, including but not limited to Long-Term Incentive Compensation award, Special Restricted Stock Award, Non-Qualified Stock Option Award, Management Incentive Mutual Fund Share Award, and the Fund Performance Incentive Award will remain in full force and effect.  In all respects, the terms and conditions of Executive’s employment with the Company prior to the Effective Date shall be governed by the Original Agreement.

2.             Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to commence and then remain in the employ of the Company, on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on April 30, 2008 (the “Initial Period”).  Following the Initial Period, this Agreement shall automatically renew for one-year periods (“Renewal Period”), unless either party gives notice of non-renewal at least 90 days prior to the end of the Initial Period or any Renewal Period, as applicable.  For purposes of this Agreement, the “Employment Period” shall include the Initial Period and any subsequent Renewal Period.

3.             Terms of Employment.

(a)           Position and Duties.

(i)            During the Employment Period the Executive shall serve as the Company’s Chief Executive Officer and Chief Investment Officer, with duties, authorities and responsibilities commensurate with such titles and offices. The Executive shall be a member of the Company’s senior-most management body, which as of the Effective Date was the Company’s Executive Committee (“EC”), and shall remain on the Company’s Board of Directors (the “Board”) subject to the Company’s Bylaws and applicable shareholder approval. At his discretion, but only with the concurrence of the Board, the Executive may designate another to assume the responsibilities of Chief Investment Officer.

(ii)           During the Employment Period, and excluding any periods of disability and vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the Executive’s responsibilities hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on corporate, civic or charitable boards or committees; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal investments; all so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; and, in the case of Executive’s management of his personal investments, so long as all such personal investment management activities comply with the Company’s personal trading policies and, otherwise, with applicable law.

(b)            Compensation.

(i)             Base Salary.  From January 1, 2006 to the end of his Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $800,000.  The Annual Base Salary shall be reviewed by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) no less frequently than annually and may be increased (but not decreased) at the discretion of the Committee or the Board.  If the Executive’s Annual Base Salary is increased, the increased amount shall be the Annual Base Salary for the remainder of the Employment Period, and shall be reviewed by the Committee no less frequently than annually and may be increased (but not decreased) at the discretion of the Committee or the Board.  The Annual Base Salary shall be payable in installments less legally required withholdings, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.

(ii)             Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be eligible to earn, for each calendar year ending during the Employment Period,  an annual bonus (an “Annual Bonus”) on terms and conditions, including performance goals, as set forth in the Total Variable Compensation Plan (the “Bonus Plan”) approved by the Company’s Compensation Committee at periodic meetings of that Committee.  The Committee shall annually certify, to the extent required by Section 162(m) of the Internal Revenue Code of 1986,

as amended (the “Code”), whether the Executive has met the performance goals necessary for the payment of an Annual Bonus and in the amount calculated under the Bonus Plan.  Subject to Paragraph 3(b)(xv), below, as of December 31, 2006, the Executive shall have the irrevocable right to receive his target Annual Bonus for his work in calendar year 2006, Executive’s target Annual Bonus shall be no less than $4,000,000 and his Annual Bonus shall be made in 2007 on the same payment schedule that applies to other members of the EC (the “Peer Executives).  The Executive’s target for future calendar years shall be reviewed and determined by the Committee no less frequently than annually.

(iii)           Long-Term Incentive Compensation.  At the discretion of the Committee, the Executive shall be entitled to participate in the Company’s long term incentive (“LTI”) compensation arrangements on terms and conditions no less favorable than the terms and conditions generally applicable to the Peer Executives, as in effect from time to time.  LTI awards may in the Company’s discretion be granted in the form of stock options, restricted stock, stock units, Janus fund units, or any combination thereof.  The Committee shall annually certify, to the extent required by Section 162(m) of the Code, whether the Executive has met the performance goals necessary for the payment of a LTI award and in the amount determined by the Committee; provided however and subject to Paragraph 3(b)(xv) below, as of December 31, 2006, the Executive shall have the irrevocable right to receive his target LTI award for his work in the calendar year 2006  and his LTI award(s) shall be granted on a date in 2007, when such awards are customarily made to other Peer Executives, and in such year Executive’s target LTI award shall be valued at no less than $2,700,000.  The Executive’s target for future calendar years shall be reviewed and determined by the Committee no less frequently than annually.

(iv)           Special Restricted Stock Award.  Nothing herein shall affect in any way the Special Restricted Stock Award granted to Executive under Paragraph 3(b)(iv) of the Original Agreement, which award shall remain in full force and effect in accordance with the terms of the documents pursuant to which that award was granted.

(v)            Non-Qualified Stock Option Award.  Nothing herein shall affect in any way the Non-Qualified Stock Option Award granted to Executive under Paragraph 3(b)(v) of the Original Agreement, which award shall remain in full force and effect in accordance with the terms of the documents pursuant to which that award was granted.

(vi)           Management Incentive Mutual Fund Share Award.  Nothing herein shall affect in any way the Management Incentive Mutual Fund Share Award granted to Executive under Paragraph 3(b)(vi) of the Original Agreement, which award shall remain in full force and effect in accordance with the terms of the documents pursuant to which that award was granted.

(vii)          Fund Performance Incentive.  The Executive shall be eligible to receive a special one-time fund performance incentive award (a “Fund Performance Award”) based on the average asset-weighted performance of all branded funds, institutional separate accounts, sub-advised funds and commingled pools managed or advised by the Company or its affiliates (collectively, “Company Funds”) during the two and three-fourths year period beginning April 1, 2004, and ending on December 31, 2006 (the “Performance Measurement Period”), as well as the performance, during the Performance Measurement Period, of the Janus Fund, Janus

Twenty Fund and Janus Worldwide Fund (such three funds to be collectively referred to as the “Flagship Funds”), as follows:

(A)          If during the Performance Measurement Period the asset-weighted average performance of all Company Funds exceeds the 40th percentile as compared to peer-group funds, measured by Lipper; and if the at the end of the Performance Measurement Period the then-current performance of one, two or three of the Flagship Funds exceeds the 40th percentile as compared to peer-group funds, measured by Lipper; and if Executive remains actively employed by the Company as of the end of the Performance Measurement Period, then the Company shall grant the Executive a Fund Performance Award in the following amount: (x) if at the end of the Performance Management Period one Flagship Fund’s then-current performance meets or exceeds the 40th percentile, then the Fund Performance Award shall be valued at $2 million; and (y) if at the end of the Performance Management Period two Flagship Funds’ then-current performance meets or exceeds the 40th percentile, then the Fund Performance Award shall be valued at $4 million; and (z) if at the end of the Performance Management Period three Flagship Funds’ then-current performance meets or exceeds the 40th percentile, then the Fund Performance Award shall be valued at $6 million.  Without limiting the foregoing and for purposes of illustration only, if the asset-weighted average performance of all Company Funds during the Performance Measurement Period is in the 23rd percentile, the performance of the Janus Fund at the end of the Performance Measurement Period is in the 21st percentile and the performance of the remaining two Flagship Funds at the end of the Performance Management Period is below the 40th percentile, then the Executive’s Fund Performance Incentive would have a value of $2 million, whereas if the asset-weighted average performance of all Company Funds during the Performance Measurement Period is in the 31st percentile, but the performance, at the end of the Performance Management Period, of each of the three Flagship Funds is not at least in  the 40th percentile, then Executive would be entitled to no Fund Performance Incentive.  No Fund Performance Incentive shall be payable unless each and every condition of this Paragraph is fully met.  Without limiting the generality of the foregoing, no pro rata or partial Fund Performance Award shall be payable under any circumstances.  For clarity, as used in this Agreement:  percentile references for the Company Funds generally shall be computed on an asset-weighted basis across all Company Funds; and shall refer to the top, not bottom percentile, so, for example, performance in the 40th percentile refers to performance in the top 40 percent.

(B)          Any Fund Performance Award shall be made in the form of shares in Janus-branded mutual fund(s), issued as follows.  The Company shall issue a payroll payment to Executive in the gross amount of the Fund Performance Incentive earned by Executive, withhold required taxes, and deposit the after-tax remainder in such Janus-branded mutual fund(s) as Executive directs (subject to applicable law, the terms of the applicable prospectus(es) and Company policies governing personal investment activities).  The Fund Performance Award shall be fully vested as of the date of the award but shall be subject to a two-year holding period (which two year holding period shall exist only if the Executive is employed by the Company during that two year period) during which, subject to applicable law, fund prospectus terms and written Company policies concerning personal investment activities, the Executive shall have the right to self-direct the investment of the shares comprising the Fund Incentive Award and any appreciation thereon among Janus-branded mutual fund(s) of Executive’s choosing, subject only to applicable law, fund prospectus terms and Company policies governing personal investment activities, but shall not have the right to redeem or otherwise withdraw or transfer the shares comprising the Fund Incentive Award or any appreciation or derivative thereof.  If the Executive is no longer employed by the Company at the beginning of, or during the two year holding period, such restrictions shall not apply.

(viii)       Office and Executive Assistant.    During the Employment Period, the Company shall pay reasonable expenses associated with Executive’s maintenance of an office and employment of an executive assistant in the New York metropolitan area.

(ix)          Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the Peer Executives.

(x)           Welfare Benefit Plans.  During the Employment Period, the Executive and the Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on terms and conditions no less favorable than the terms and conditions generally applicable to the Peer Executives.  Following the Employment Period, the Executive and the Executive’s spouse and dependents, shall be eligible for participation in, and shall receive all benefits under the Company’s or its affiliates’ Health Benefits For Retirees Plan, subject to the terms of such plan and unless such plan is modified or terminated by the Company with respect to the Peer Executives.

(xi)          Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s most favorable policies, practices and procedures in effect for Peer Executives.

(xii)         Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits on the same basis as those provided generally at any time thereafter to the Peer Executives.  Without limitation, such benefits shall include periodic use of the Company’s corporate jet, if any, for business purposes in accordance with the Company’s policies and practices.

(xiii)        Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for the Peer Executives, but in no event less than four weeks.

(xiv)        Relocation Benefit.  If Executive notifies the Company in writing of his intention to relocate his primary personal residence to the Denver, Colorado metropolitan area during the Employment Period in connection with is employment by the Company, Executive shall be eligible for a relocation benefit under the Company’s executive relocation program.

(xv)         Section 162(m) Performance Criteria.  The Parties acknowledge and agree that compensation payable to Executive under this Agreement, including without limitation cash (other than his Annual Base Salary) and any long-term incentive awards, shall be subject to and conditioned upon such terms and conditions as are required to obtain full deductibility under Section 162(m) of the Internal Revenue Code, including without limitation the establishment, and Executive’s attainment of, performance-based benchmarks (the “Performance Criteria”).  The Performance Criteria shall be established in the reasonable discretion of the Compensation Committee after consultation with Executive during the first calendar quarter for the applicable calendar year.

(xvi)        Satisfaction of Withholding Requirements.  All grants and payments to Executive under this Agreement are subject to and conditioned upon satisfaction of all applicable tax withholding requirements.  The Executive agrees to use his best efforts to ensure satisfaction of all such withholding requirements, and shall execute all documents and take all action reasonably deemed necessary by the Company to ensure compliance with all such withholding requirements.

4.             Termination of Employment.

(a)            Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide to the Executive written notice in accordance with Paragraph 11(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after the receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

(b)           Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)             the continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, but including a failure by Executive for any other reason to meet reasonable, material performance expectations that are not measured by Company economic performance, or that are not measured by unsatisfactory investment performance that is not specifically attributable primarily to Executive’s acts or omissions), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and which gives the Executive no fewer than 120 (one-hundred twenty) days to cure the deficiency noted therein; or

(ii)            the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

(iii)           conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by the Executive with respect thereto; or

(iv)           a material breach by the Executive of any material provision of this Agreement; provided that, if such breach is promptly curable, the Company shall not have the right to terminate Executive’s employment for Cause pursuant to this Paragraph 4(b)(iv) unless Executive, having received written notice of the breach, fails to cure the breach within a reasonable time but no less than 30 (thirty) days; or

(v)            a willful or reckless violation of a material regulatory requirement, or of any material written Company policy or procedure, that is materially and demonstrably injurious to the Company; or

(vi)           Executive’s failure to obtain or maintain, or inability to qualify for, any license required for the performance of Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive.

(c)            No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive his good faith and in the best interests of the Company.

(d)            Termination Procedures.

(i)              If the Company desires to terminate Executive’s employment for Cause pursuant to Paragraph 4(ii), (iii), (iv), (v) or (vi), above, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) (a “Two-Thirds Board Vote”), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Paragraph 4(ii), (iii), (iv), (v) or (vi), above, and specifying the particulars thereof in detail.

(ii)             If the Company desires to terminate Executive’s employment for Cause pursuant to Paragraph 4(i), above, the cessation of employment of the Executive shall not be deemed to be for Cause due to Executive’s failure to meet the Company’s reasonable, material performance expectations that are not measured by the Company’s economic performance or that are not measured by unsatisfactory performance that is not specifically attributable primarily to Executive’s act or omissions, except pursuant to a resolution duly adopted by the affirmative vote of not less the entire membership of the Board (not including the Executive) less one (meaning, for example, that at least 9 of 10 Board Members (not including the Executive) must vote in support of the resolution) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive failed to timely cure the performance deficiency in question.

(e)          Good Reason. The Executive may terminate his employment for Good Reason and such a termination shall be treated as a termination “not for Cause.”  For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i)             a significant adverse and non-temporary change, diminution or reduction, for any reason including a Change in Control, in Executive’s current authority, title, reporting relationship or duties as Chief Executive Officer, including requiring a reporting relationship to an Executive Chairman, or other reporting relationship that has the practical effect of materially diminishing Executive’s current authority, or the assignment to Executive of material duties that are inconsistent with Executive’s position as Chief Executive Officer, in either case of a magnitude that changes the fundamental character of Executive’s job as Chief Executive Officer to such an extent as to constitute a de facto demotion, and in either case excluding for this purpose any action not taken in bad faith and that is remedied by the Company promptly after receipt of notice hereof given by the Executive as provided in Paragraph 4(e), below; or

(ii)            Executive’s removal from the position of Chief Executive Officer of the Company, or removal from the Company’s senior-most management body (other than the Company’s Board of Directors); or

(iii)           any material reduction in the overall value of the Executive’s compensation and benefits package, other than a reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive as provided in Paragraph 4(e), below, and excluding any reduction applicable equally to all Peer Executives following an extraordinary decline in the Company’s earnings, share price or public image; or

(iv)           any failure by the Company to comply with and satisfy Paragraph 9(c) of this Agreement, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice hereof given by the Executive as provided in Paragraph 4(e), below; or

(v)            continuing, after reasonable notice from Executive, to direct Executive to take any action that in Executive’s good-faith, considered and informed judgment violates any applicable legal or regulatory requirement; or

(vi)           requiring Executive to relocate outside of the New York metropolitan area.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (vi) shall not affect the Executive’s ability to terminate employment for Good Reason.

(f)             Sunset on Right to Terminate for Good Reason.  If circumstances arise giving Executive the right to terminate this Agreement for Good Reason, the Executive shall within 120 days notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days within which to investigate and remedy the circumstances, after which 30 days the Executive shall have an additional 60 days within which to exercise the right to terminate for Good Reason.  If Executive does not timely do so the right to terminate for Good reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason, in which case the provisions of this Paragraph 4(e) shall once again apply, but in which case no consideration shall be given to other, prior circumstances that precipitated a notice by Executive of a purported right to terminate for Good Reason.

(g)            Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(h)            Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.             Obligations of the Company upon Termination.

(a)            Upon any termination of Executive’s employment, the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the “Accrued Obligations,” which shall be the sum of:

(i)             the Executive’s Annual Base Salary through the Date of Termination; and

(ii)            any fully earned and vested (and, in the case of Annual Bonus and LTI for 2006, any such award which Executive otherwise has the right to receive notwithstanding that it may not yet have been awarded or granted) but as-yet unpaid Annual Bonus and LTI with respect to the fiscal year of the Company prior to the Date of Termination.

(b)            Severance Pay.  If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, death or Disability, or the Executive terminates his employment for Good Reason pursuant to Paragraph 4(e)(i) through (vi), then, in addition to the Accrued Obligations, conditioned upon Executive’s execution (and if applicable non-revocation) of a legal release in a form reasonably satisfactory to Company in its discretion (but not in any event imposing upon Executive any restrictive covenants different than those set forth in Paragraph 8, below)  and drafted and executed so as to ensure a final, complete and enforceable release of all claims that Executive has or may have against Company relating to or arising in any way from Executive’s employment with Company and/or the termination thereof (but excepting claims for indemnification or defense, whether under contract or otherwise), and complete and continuing confidentiality of Company’s proprietary information and trade secrets, and, at the Company’s discretion, the circumstances of Executive’s separation from Company and/or compensation received by Executive in connection with that separation (collectively, a “Conforming Legal Release”), the Company shall:

(i)             pay to the Executive, in a lump sum, severance compensation in an amount equal to: (A) if the Date of Termination is between the Effective Date and April 28, 2007, inclusive, one times (x) Executive’s Annual Base Salary, and the Annual Bonus paid or payable to Executive in connection with his last full calendar year of employment before the Date of Termination, multiplied by (y) a fraction in which the denominator is 365 and the numerator is the number of days between the Date of Termination and April 28, 2007, inclusive, together with, if the Date of Termination is before December 31, 2006, an amount equal to Executive’s target 2006 Annual Bonus multiplied by a fraction in which the denominator is 365 and the numerator is the number of days between January 1, 2006, and the Date of Termination, inclusive; or (B) if the Date of Termination is after April 28, 2007, one times Executive’s Annual Base Salary and the Annual Bonus paid or payable to Executive in connection with his last full calendar year of employment before the Date of Termination. All annual bonus calculations pursuant to this paragraph shall be made assuming the Executive has attained 100% of his 162(m) performance targets, and the bonus component of Executive’s severance payment shall be equal to the greater of Executive’s Annual Bonus target for the year of the Date of Termination or that for the year preceding the year of the Date of Termination; and calculations involving Annual Base Salary, shall use the greater of Executive’s Annual Base Salary for the year of the Date of Termination or that for the year preceding the year of the Date of Termination.

(ii)            for the a period commencing on the Date of Termination and concluding on the final day of the Initial Period, or, if applicable, any then-current Renewal Period, or for such shorter period as may be mandated by Section 409A of the Code to avoid adverse tax implications for Executive, the Company shall continue to provide the benefits described in Paragraph 3(b)(x) to the Executive and his spouse and dependents on the same basis such benefits were provided to the Executive immediately prior to the Effective Date, and, if such benefits cannot be provided, a lump sum cash equivalent thereof, grossed-up for taxes (collectively “Welfare Benefits”); and

(iii)            all unvested cash and equity long-term incentive award and other incentive awards granted to the Executive, including without limitation unvested shares of Janus Capital Group (“JNS”) restricted stock, unvested options to purchase JNS stock, and awards consisting of unvested mutual fund share allocations, including without limitation the Share Award and the grants made pursuant to Paragraph 3(b)(iii), 3(b)(iv), 3(b)(v) and 3(b)(vi) of the Original Agreement, shall immediately vest and/or be paid, as applicable, in full, and it shall be assumed that Executive has attained the maximum target pursuant to Paragraph 3(b)(vii), it shall be assumed that Executive has attained or will attain all applicable Section 162(m) performance targets, and any stock options shall, from and after such vesting, remain exercisable for the remainder of their respective terms, subject to and as limited by the terms of the agreement(s), certificate(s) and/or equity incentive plans underlying each such grant; and

(iv)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Paragraph 6); and

(v)            the severance pay described in the foregoing clauses (i), (ii), (iii) and (iv) shall be paid in a lump sum in cash (as applicable) on the later of (A) any day within the first 30 days following the Date of Termination, or (B) if not within the first 30 days following the Date of Termination, on the first day following such 30th day when the Company’s deduction for the payment or accrual of the severance pay described above is not subject to the deduction limitations of Section 162(m).

(c)            Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits (as defined in Paragraphs 5 and 6) and shall provide the Welfare Benefits (except for disability, employee life, group life, accidental death and travel accident insurance benefits) to the Executive’s spouse and dependents for a three-year period commencing as of the Date of Termination, and shall have no other severance obligations under this Agreement.  In addition, all Retention and Incentive Awards shall be treated as described in Paragraph 5(b)(iii) above.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Paragraph 5(c) shall include, and the Executive’s estate and /or beneficiaries shall be entitled to receive, benefits at least equal to death benefits as in effect on the date of the Executive’s death with respect to Peer Executives of the Company and their beneficiaries.

(d)            Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or provision of the Other Benefits (as defined in Paragraph 5 and 6) and the provision of Welfare Benefits (except for disability, employee life, group life, accidental death and travel accident insurance benefits) to the Executive, his spouse and dependents for a three-year period commencing as of the Date of

Termination, and, in addition, the Company shall pay Executive a lump sum payment equivalent to three times the annual premium paid by the Company in connection with Executive’s  employee life, group life, accidental death and travel accident insurance benefits as of Executive’s last date of active employment with the Company.  All Retention and Incentive Awards shall be treated as described in Paragraph 5(b)(iii) above.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Paragraph 5(d) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to Peer Executives of the Company and their families.

(e)            Cause; Other than for Good Reason.  If the Company terminates Executive’s employment for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations and the Other Benefits (as defined in Paragraph 6), in each case to the extent theretofore unpaid.  In the event of a termination for cause under Paragraph 4(b)(i), the Executive shall receive the compensation set forth in Paragraphs 3(b)(i), 3(b)(ii), 3(b)(iii) and 3(b)(vi), without forfeiture, the Accrued Obligations, and, upon signing a Conforming Legal Release, the severance payment in Paragraph 5(b)(i).

(f)             At the end of the Employment Period or Thereafter.  If the Executive’s employment shall terminate at the end of the Employment Period by virtue of the expiration of this Agreement or for any other reason thereafter, the Company shall pay to the Executive the Accrued Obligations and the Other Benefits (as defined in Paragraph 6), in each case to the extent theretofore unpaid.

(g)           Excise Tax.  Notwithstanding any other language to the contrary in this Agreement or in this Paragraph 5, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Code to the benefit of the Executive otherwise due or payable the Executive under this Agreement or this Paragraph 5 if that portion would cause any excise tax imposed by Section 4999 of the Code to become due and payable by the Executive.

6.             Non-exclusivity of Rights.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify, nor shall anything herein limit or otherwise negatively affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts that are vested benefits, consisting of any compensation previously deferred by the Executive, or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to receive any payments or benefits under any severance program other than that which are described and anticipated under this Agreement or under any Change of Control Agreement.

7.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any lawful indebtedness owed by the Executive to the Company.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.             Restrictive Covenants.

(a)            The Executive acknowledges that his employment as a senior officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients.  The Executive further acknowledges the highly competitive nature of the business of the Company.  Accordingly, it is agreed that the restrictions contained in this Paragraph 8 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.

(b)            Protection of Confidential Information.

(i)           Definition of “Confidential Information.” “Confidential Information” means all nonpublic information  (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from Company’s business, including, without limitation, trade secrets used, developed or acquired by Company in connection with its business.  Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Company’s business; Company’s business plans and strategies; the identities of Company’s customers and the specific individual customer representatives with whom Company works; the details of Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in Company’s business; the details of Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to Company’s customers; nonpublic forms, contracts and other documents used in Company’s business; all information concerning Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in Company’s business, whether proprietary to Company or used by Company under license from a third party; and all other information concerning Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive, nor does it include information, knowledge and know-how already within Executive’s possession or memory before the Effective Date.  In the event of a dispute concerning whether Executive had Confidential Information within his possession or memory before the Effective Date, the Company shall have the burden of proving that the Confidential Information in question was not in the Executive’s memory before the Effective Date, and that Executive used or disclosed such Confidential Information in violation of this Agreement.

(ii)          Executive’s Use of Confidential Information.  Except in connection with and in furtherance of Executive’s work on Company’s behalf, Executive shall not, without Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

(iii)         Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Executive are and shall remain Company’s property.  Except in connection with and in furtherance of Executive’s work on Company’s behalf or with Company’s prior written consent, Executive shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Executive’s employment with Company, or upon Company’s request, Executive shall immediately deliver to Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Executive’s possession or control.

(c)          During the Executive’s employment with the Company, and for a period of one year following the Date of Termination for any reason, the Executive shall not (nor shall the Executive cause, encourage or provide assistance to, anyone else to):

(i)           Interfere with any relationship which may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; or

(ii)          Employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company, or any person who was employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company within the six month period immediately preceding the Executive’s termination; or

(iii)         Solicit directly or indirectly on behalf of the Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which the Company or any affiliate of the Company shall have rendered service during the six month period immediately preceding the Executive’s termination; or

(iv)         Directly or indirectly divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged during the term hereof or interfere with any relationship between the Company, or any affiliate of the Company, and any of its clients.

(d)           “Competitive Business” means any business which provides investment advisory or investment management services.  For the purposes of this Paragraph 8, “affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

(e)            For clarity and without limiting the generality of the foregoing, this Agreement shall not be applied so as to prohibit Executive from returning, at any time, to work for Goldman Sachs Asset Management, Alliance Bernstein or any other financial services business or financial institution, public or private, so long as, in performing services for such a subsequent employer, Executive complies with his obligations, under Paragraph 8(b) above, to refrain from misusing or disclosing the Company’s Confidential Information, and under Paragraph 8(c) above, to refrain from interfering with the Company’s human resource and business relationships, and diverting Company business opportunities, all as more fully described above in Paragraphs 8(b) and 8(c).

(f)            If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Paragraph 8 is unenforceable, it is the intention of the parties that this Paragraph 8 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Paragraph 8 in the jurisdiction of the court that has made the adjudication.

(g)           The Executive acknowledges that the restrictive covenants of Paragraph 8 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of those covenants, and that the Executive’s continued employment is predicated on the commitments undertaken by the Executive pursuant to Paragraph 8.  In the event any of the covenants of Paragraph 8 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

9.             Successors.

(a)            This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by Will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.           Indemnification and Directors and Officers’ Insurance.

(a)            Scope of Indemnification.

(i)             General Indemnification  The Company shall indemnify and defend the Executive to the fullest extent permitted under Delaware law (including without limitation the Delaware Corporation law and the Company’s Certificate of Incorporation) from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of the Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement (collectively “Indemnified Liabilities”) actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact the Executive was or is employed by the Company.

  (ii)          Special Indemnification.   In addition to Executive’s rights to indemnification as set forth above and in the Certificate of Incorporation of the Company, the Company shall indemnify Executive and hold Executive harmless from and against any and all liabilities, suits, claims, actions, causes of action, judgments, settlements, debts and expenses (including attorneys fees) of any kind whatsoever and arising from and in connection with any events that occurred at the Company prior to the commencement of Executive’s employment on April 26, 2004 (collectively, “Preexisting Matters”); provided that with respect to Indemnified Liabilities relating to or arising from Executive’s acts and omissions following the Effective Date, whether or not such Indemnified Liabilities related in whole or part to any Preexisting Matter, Executive shall be entitled to indemnification only as specified in Paragraph 10(a)(i), above, and not under the provisions of this Paragraph 10(a)(ii), which shall apply only to claims and liabilities arising from events, acts and omissions in which Executive played no role because they predated his employment by the Company.

(b)            Indemnification Limitations and Procedures.

(i)            Such indemnification is subject to:

(A)         the indemnifying party promptly receiving written notice that a claim or liability has been asserted or threatened (“Notice of Claim”); and

(B)          the indemnified party providing reasonable cooperation and assistance in the defense or settlement of a claim; and

(C)          the indemnifying party being afforded the opportunity to have the sole control over the defense or settlement of such claim or liability.

(ii)          Unless within ten days after receiving the Notice of Claim, the indemnifying party notifies in writing the indemnified party of its intent to defend against such claim or liability, the indemnified party may defend, settle and/or compromise any such claim or liability, and be indemnified for all losses resulting from such defense, settlement and/or compromise.  Any indemnified party also may participate in such defense at its own cost and expense.

(iii)         Such indemnification shall continue as to the Executive during the Employment Period and for ten years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Company and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within 20 calendar days after receipt by the Company of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(c)            The Company agrees to continue and maintain directors’ and officers’ liability insurance policies covering the Executive to the extent that the Company provides such coverage for its other executive officers.  Such insurance coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company with respect to acts or omissions which occurred prior to his cessation of employment with the Company.  Not withstanding the foregoing, however, if the Company shall cease to maintain directors’ and officers’ liability insurance policies covering the Executive and other executive officers by reason of:  (i) a consolidation, merger, sale or other reorganization of the Company; (ii) any person or entity or group of persons or entities acting in concert acquiring management control of the Company; or (iii) the insurers providing such insurance canceling or refusing to renew such insurance, then the Executive shall have coverage only to the extent provided in any run-off policies extending the period during which the Company or the Executive may give the insurers notice of a claim under the termination directors’ and officers’ liability insurance policies.  The Company shall take all reasonable actions to ensure that it obtains such run-off policies and those such run-off policies extend the claims reporting period through any applicable statutes of limitations, but nothing in this section shall obligate the Company to obtain extraordinary insurance coverage for the Executive.  Insurance contemplated under this Paragraph 10(c) shall inure to the benefit of the Executive’s heirs, executors and administrators.

11.           Miscellaneous.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect, This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company,

And with a copy to:	McCarter & English, LLP
245 Park Avenue
New York, NY 10167
Attention: Steven Eckhaus
(212) 609-6800
seckhaus@mccarter.com

If to the Company:

Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee.

(c)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            In the event of any dispute relating to or arising from this Agreement, the party substantially prevailing shall recover from the other party its costs, including reasonable attorneys’ fees.

(g)           In the event of any dispute relating to or arising from this Agreement, the forum in which the dispute shall be tried shall be determined by the judge assigned to the first-filed such action, who shall resolve the dispute in accordance with the law generally governing such matters but who also shall give particular emphasis to the location of relevant witnesses, records and events, and who shall presume that each party has adequate economic and other resources to litigate this matter fully and fairly in any otherwise appropriate forum.

[SIGNATURES FOLLOW]

Gary D. Black		Janus Capital Group Inc.

Signed:	/s/ Gary D. Black	By:	/s/ John H. Bluher
EVP and General Counsel

Date:	September 27, 2006	Date:	September 27, 2006